Exhibit 10.1

15th July 2024

SEPARATION AGREEMENT

BETWEEN

Y-mAbs Therapeutics A/S

(CVR no. 37053678)

Agern Alle 11

2970 Hørsholm

("Company")

AND

Bo Kruse

Ängavångsvägen 4

S-21851 Klagshamn

Sverige (SE)

("BK” )

(jointly the "Parties" or individually the “Party”)

1.	Termination of employment
1.1

Effective as of 1 October 2015, BK was employed by the Company as CFO on the terms and conditions set out in a service agreement dated 21 January 2016 (the “Service Agreement”) and as an integral part of this employment, BK has served as chairman of the Company`s board of directors (the “Board”) since 12 May 2022.

1.2

As BK has expressed his wish to continue his work life as an independent consultant through his private company, Investeringsselskabet GH ApS (cvr.nr. 31767520), the Parties have agreed that BK will resign from his employment with the Company on 31 July 2024 (the “Effective Date of Termination”).

1.3

The Company`s US-based parent company, Y-mAbs Therapeutics, Inc., a Delaware corporation, has expressed its interest in contracting with Investeringsselskabet GH ApS/BK as financial advisor post the Effective Date of Termination and BK has expressed the interest in such affiliation.

1.4

Negations of the terms and conditions applying to such affiliation shall be set out in a separate Consultancy Agreement exclusively between Y-mAbs Therapeutics, Inc. and Investeringsselskabet GH ApS and shall be of no concern of the Company or have any impact on the employment relationship between the Company and BK and/or the terms of cessation set out in this separation agreement (the “Agreement”).

1.5	All matters relating to the cessation of BK`s employment relationship with the Company is as further set out in this Agreement.
2.	Work duties until the Effective Date of Termination
2.1

BK is duly informed that the Company has already initiated the process of recruiting a new employee to take over the position as CFO, and that currently there is a candidate identified for the position. Against this background, BK will continue his usual work until the right candidate has been onboarded.

2.2

With effect from the date on which the new CFO commences his employment with the Company (the “Commencement Date” ), until the Effective Date of Termination, BK shall continue to work, but with primary focus of assisting with the proper onboarding of the new CFO including introduction to the Company's financial systems and hand-over of all uncompleted work tasks.

2.3	Until otherwise decided BK shall remain as chairman of the Company`s Board, potentially also post the Effective Date of Termination.

Last working day and return of belongings to the Company.

2.4	BK`s last working day is Wednesday 31 July 2024, unless holiday is utilized up to the Effective Date of Termination, cf. clause 5.1 below.
2.5

On the last working day, BK shall return keys/access cards, laptop and any other IT-equipment, any other type of property together with all documents (whether in physical or electronic form and including all copies) belonging to the Company and being in BK`s possession, including, but not limited to, internal work documents, concepts, and business-related correspondence.

2.6

With respect to paid internet access at BK private address and payment of accident insurance for the benefit of BK, these subscriptions will be terminated by the Company to expire effective as from 1 August 2024.

3.	Payment of cash compensation
3.1	Up to and including the Effective Date of Termination, BK will receive his usual monthly gross salary currently DKK 295,967. payable in arrears on or before the last working day of the month.

4.	Bonus and RSUs

Bonus 2023

4.1	BK has already received full payment of bonus for FY-2023.

Bonus 2024

4.2	The Parties have agreed that BK shall receive a fixed amount of DKK 1,035,886.67 (gross) in full and final settlement of prorated bonus for FY-2024. The bonus shall be paid out end of July 2024.
4.3	By signing this Agreement BK confirms that any and all bonus payments relative to his employment with the Company have been settled in full.

Equity - Stock options and RSUs

4.4

Equity grants provided to BK will be treated in accordance with the terms and conditions of the 2015 Equity Incentive Plan and 2018 Equity Incentive Plan (as applicable) and the applicable Stock Option & RSU Agreements & Stock Option & RSU Grant Notices. Equity granted to BK before September 28, 2022, will continue to vest and become exercisable in accordance with the applicable vesting schedule and, further, that upon the occurrence of an event constituting a Change of Control (as defined in the 2015 Equity Incentive Plan and 2018 Equity Incentive Plan), such equity may become exercisable in full. Exercise shall take place in accordance with the general terms and conditions regarding vesting and exercise of stock options. Equity granted to BK on September 28, 2022, or later, that has not already vested, will vest through July 31, 2025, and any equity that will not vest as of July 31, 2025 will beforfeited as of July 31, 2024 without payment of any consideration therefor.

5.	Holiday
5.1	Any and all non-utilized holidays accrued in the calendar year 2024 shall be utilized before the Effective Date of Termination and placing hereof shall be agreed beforehand with CEO, Michael Rossi.
5.2	BK shall not be entitled to receive any cash compensation for accrued holiday not utilized on or before the Effective Date of Termination.

6.	Duty of confidentiality and trade secrets
6.1

BK is legally obligated to observe strict confidentiality both during the employment well as after the Effective Date of Termination with respect to all aspects of the Company including its activities, practices and business dealings and relations. BK shall further on a continuous basis adhere to all rules, regulations, internal policies, and guidelines issued by the Company.

6.2

For the sake of clarity, it is noted that the duty of confidentiality does not in any way restrict BK from revealing such confidential information to Y-mAbs Therapeutics, Inc., in connection with Investeringsselskabet GH ApS`s  performance of consultancy services to Y-mAbs Therapeutics, Inc., in accordance with the separate consultancy agreement, cf. clause 1.4 above.

6.3

The duty of confidentiality also applies to all material, including, but not limited to information relating to customers and prices, marketing material, patents, know-how, software, strategies and concepts, technical drawings, formulas, and models, regardless of the form or medium in which it exists.

6.4

As part of BK`s duty of loyalty and confidentiality BK shall refrain from making any statements or representations, or otherwise communicate in writing, orally or otherwise, or take any action that may, directly or indirectly, disparage or be damaging to the Company. Failure to meet these obligations will constitute a material breach of BK`s obligations and may, depending on the circumstances, entitle the Company to rescind the employment.

6.5	In addition, BK must observe the rules of the Danish Marketing Practices Act (section 3 in particular), and the Danish Act on Trade Secrets (section 4 in particular).
7.	IT systems, e-mail account and social media
7.1

BK’s access to the Company’s IT systems and BK’s Company e-mail account will be closed on or before 31 July 2024. E-mails received on BK’s Company e-mail account will be accessed only by the Company`s management and relevant employees having a justifiable business need for this access. BK`s work e-mail account may have an autoreply set-up.

7.2

It rests upon BK to ensure that any profiles etc., on social media and network services are changed no later than the Effective Date of Termination, to reflect the fact that he no longer has any employment relation to the Company.

8.	Public statements and confidentiality relative to the Agreement
8.1	The Company will see to that all statements, if any (internal as well as external), informing of termination of the employment are announced/published. The Company decides discretionally the wording of the statements, provided always that the wording is kept in a respectful tone and duly considers the interest of both Parties in a fair and balanced way.

9.	Tax
9.1	The tax implications for BK of this Agreement are of no concern to the Company.
10.	Full and final settlement
10.1

This Agreement has been concluded subject to BK expressly agreeing that the Agreement reflects a mutual agreement to settle fully and finally all outstanding issues relating to BK’s employment with and separation from the Company. The terms of this Agreement are thus in full and final settlement of all claims (if any), whether based on the Service Agreement, including any Addenda thereto, claims based on oral agreements or claims based on Danish employment law and/or general employment law principle.

11.	Governing Law and venue
11.1	This Agreement is governed by Danish law.
11.2	Any dispute arising from or in connection with this Agreement shall be before Lyngby City Court as the agreed venue.
12.	Counterparts
12.1

This Agreement may be executed through electronic signature (DocuSign, Penneo or similar) or PDF-copies in any number of counterparts, any of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same instrument

Date: 16-Jul-2024	Date: 18-Jul-2024

On behalf of Y-mAbs Therapeutics A/S	On behalf of Y-mAbs Therapeutics A/S

/s/ Michael J. Rossi	/s/ Thomas Gad
Michael J. Rossi, CEO	Thomas Gad, member of the Board

Date: 16-Jul-2024

/s/ Bo Kruse
Bo Kruse

Date: 17-Jul-2024	Date: 16-Jul-2024

With its signature, Y-mAbs Therapeutics, Inc. accedes to clauses 1.3, 1.4 and 4.4

/s/ John LaRocca	/s/ Chris Naylor
John LaRocca, General Counsel	Chris Naylor, Head of HR